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Exhibit 99.7

HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES
Schedule II—Valuation and Qualifying Accounts

		Column C
	Column B	Additions			Column D	Column E
Column A
	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts			Balance at End of Period
Description					Deductions
Allowance for Doubtful Accounts
Year Ended December 31, 2003	$14.5	$10.2	$—		$(11.3)	$13.4
Year Ended December 31, 2002	$15.2	$4.1	$—		$(4.8)	$14.5
Year Ended December 31, 2001	$10.6	$2.8	$3.0	(1)	$(1.2)	$15.2

(1)
Represents specific reserves provided for receivables which were purchased with businesses acquired in 2001.

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HUNTSMAN INTERNATIONAL HOLDINGS LLC AND SUBSIDIARIES Schedule II—Valuation and Qualifying Accounts